Exhibit 10.2

SECOND AMENDMENT TO
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

WHEREAS, Clear Channel Broadcasting, Inc. (the “Company”) and John Hogan (“Employee”) entered into an Amended and Restated Employment Agreement (“Agreement”) effective November 15, 2010, and subsequently amended the Agreement by means of a First Amendment to the Agreement, effective as of November 15, 2012; and

WHEREAS, in connection with the relocation of Employee’s principal workplace to New York City, NY (“New York”), the parties desire made certain modifications to the above-referenced Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties enter into this Second Amendment to the Agreement (the “Second Amendment”) on the terms set forth below:

1. This Second Amendment is effective as of June 3, 2013, the date Employee relocates to New York (the “Effective Date”);

2. All capitalized terms used herein shall have the same meaning as set forth in the Agreement, except to the extent the context clearly requires otherwise;

3. Section 3(A) of the Agreement is amended so that Employee’s Base Salary (as that term is used in the Agreement) shall be increased and paid to Employee at an annual rate of One Million One Hundred Twenty Five Thousand Dollars ($1,125,000);

4. Section 3 of the Agreement is amended in order to provide certain payments and benefits that Employee acknowledges are in lieu of any payments or benefits that may otherwise be available to Employee under the Company’s relocation policy or any similar program.  Section 3 of the Agreement is, accordingly, amended by the addition of new Sections 3(H) and 3(I) at the end thereof, to read:

           (H)           HOUSING ALLOWANCE AND GROSS UP PAYMENTS.  For a period of eighteen (18) months the Company will pay to Employee a monthly housing allowance of Twenty Five Thousand Dollars ($25,000) (the “Housing Allowance”), which the parties understand and agree will be taxable compensation to Employee, subject to all applicable federal, state and tax withholding requirements.  Company shall, in addition, pay to Employee additional amounts as a gross up payment for Employee’s tax liabilities resulting from the payment to Employee of the Housing Allowance.  For this purpose, the additional amount payable as a gross up payment shall be an amount that is sufficient to reimburse Employee, net of all applicable federal and state taxes imposed on the gross up payment itself, so that the Employee shall retain an amount equal to the federal and state taxes imposed on the Housing Allowance.  Gross up payments shall be paid as a reimbursement to Employee and shall take into account the actual tax liability of Employee resulting from the Housing Allowance, as determined by the Company’s accounting firm, and shall be paid as soon as practicable following the determination of the amount payable, and, in all cases, at a time and in a manner that is consistent with all requirements of Treasury Regulation Sections 1.409A-3(i)(1)(v) (regarding payment of tax gross ups as a form of nonqualified deferred compensation consistent with the requirements of Code Section 409A regarding payments being made at a specified time or on a fixed schedule).

(I)           PAYMENT IN CONNECTION WITH COSTS OF MOVING.  The Company shall pay Employee an amount equal to One Hundred Thousand Dollars ($100,000) in order to assist Employee with respect to costs of moving.  The parties understand and agree that these payments will be taxable compensation to Employee, subject to all applicable federal, state and tax withholding requirements and that any tax liability attributable to payments under this Section 3(I) shall be solely the responsibility of Employee and no payment by the Company shall be made to assist or reimburse Employee for such tax liability.

5. Exhibit A (Performance Bonus) to the Agreement is amended deleting paragraph two thereof, and replacing that paragraph in its entirety by the addition of a new paragraph at the end thereof to read:

When setting the Employee’s performance objectives, the Committee shall specify the level or levels of performance required to be attained with respect to each objective in order that the Employee shall become entitled to receive payment of a Performance Bonus.  Employee’s Target Performance Bonus for 2013 that may be earned if all of the Employee's performance objectives are achieved shall be One Million Three Hundred Seventy Five Thousand Dollars ($1,375,000) (“New Target Bonus”); provided, however, that the Target Performance Bonus for 2013 shall be calculated by applying the previously applicable Target Performance Bonus of One Million Two Hundred Thousand Dollars ($1,200,000) (the “Prior Target Bonus”) and the New Target Bonus on a pro-rated basis, with the Prior Target Bonus applicable to the period of 2013 prior to June 3, and the New Target Bonus applicable to the period of 2013 from and after June 3.

6. The payments by the Company to Employee pursuant to this Second Amendment are contingent on Employee’s relocation to New York.  Certain payments that have already been made by the Company to or on behalf of Employee in connection with the cost of Employee’s housing in New York are an offset against amounts payable as a Housing Allowance hereunder and shall (a) reduce or eliminate the last payments to Employee of Employee’s Housing Allowance, and (b) shall be taken into account as additional taxable income to Employee in determining the amount of Employee’s tax gross up payments;

7. Any payments deemed to have been payments with respect to Employee’s Housing Allowance, and paid prior to the date hereof, as well as any payments made hereunder after the date hereof, are contingent on Employee’s actual relocation to New York, Employee’s not breaching the Agreement by resignation or otherwise or not being terminated for Cause before the first anniversary of the Effective Date.  In the event the Employee fails to relocate to New York, breaches the Agreement, or is terminated for Cause prior to the first anniversary of the Effective Date, all amounts paid to Employee in excess of what would have been payable had this Second Amendment not been made to the Agreement shall be repaid by Employee to the Company and such repayment obligation shall be an offset for any amounts otherwise payable by the Company to Employee (other than payments in the nature of nonqualified deferred compensation subject to Code Section 409A); and

8. In all other regards, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the date or dates set forth below.

CLEAR CHANNEL BROADCASTING, INC.
By: /s/ William Feehan	9/4/13
Name: William Feehan	Date
Title: EVP HR

JOHN HOGAN
By: /s/ John Hogan	9/2/13
Name: John Hogan	Date

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